Exhibit 24.1

POWERS OF ATTORNEY

                KNOW ALL MEN BY THESE PRESENTS, that the undersigned constitutes and appoints Ted R. Jadwin and Timothy H. Callahan, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Trizec Properties, Inc. for the Trizec Properties, Inc. 2003 Employee Stock Purchase Plan, and any and all amendments thereto, and other documents in connection therewith and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and the New York Stock Exchange, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                This 24th day of June, 2003.

/s/ Peter Munk Peter Munk Chairman of the Board
/s/ Brian Mulroney Brian Mulroney Director
/s/ Glenn Rufrano Glenn Rufrano Director
/s/ Richard Thomson Richard Thomson Director
/s/ Polyvios Vintiadis Polyvios Vintiadis Director
/s/ Stephen Volk Stephen Volk Director
/s/ Casey Wold Casey Wold Executive Vice President, Chief Operating Officer, Chief Investment Officer and Director